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EXHIBIT 99.1

METRICOM CONTACT:
Jonathan Moore
Jmoore@metricom.com


           Metricom Appoints Kevin Dowd as New Chief Executive Officer


SAN JOSE, CA., JULY 31, 2001 - Metricom, Inc. (Nasdaq: MCOMQ), a high-speed wireless data services company, today announced the appointment of Kevin I. Dowd as chief executive officer effective July 31, 2001. Dowd, 57, succeeds Derrickson, who was interim chief executive officer for the past six months.

         A corporate turnaround specialist with more than 25 years of U.S. and international sales, marketing, operations, administrative and general management experience, Dowd is a principal of Nightingale & Associates, LLC and was appointed as Metricom's chief restructuring officer on July 2, 2001, when the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Since then, he has been working with the Company to evaluate options for financing the Company's continuing operations, as well as other strategic alternatives. Metricom continues to operate its wireless data network and to work with its creditors to restructure its debt obligations.

         "Kevin brings tremendous breadth of executive and financial experience, particularly in restructuring situations, and can provide us with the insight we need to evaluate Metricom's options," said Derrickson. "I am delighted that the Board has made this decision and look forward to working in partnership with Kevin to help Metricom preserve the inherent value in its leading Ricochet technology and network."

         "Although there are certainly many challenges ahead, I believe in the potential of our technology," said Dowd. "In his six-month tenure as CEO, Ralph has done a formidable job of focusing the Company's efforts on building its subscriber base in existing markets and maintaining high standards for service. I will work hard to preserve what he's accomplished, while evaluating the alternatives before us," said Dowd.


                                    - more -


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         In addition to having held a variety of operating management positions in the communications, office products, computer, consumer banking and investment banking industries, Dowd has served as interim president and chief executive officer for more than 28 companies, including an $800 million microelectronics distributor, $350 million financial services conglomerate, and a major international shipping concern.



         The Company is not providing any further information about the restructuring at this time.

         ABOUT NIGHTINGALE & ASSOCIATES, LLC

Founded in 1975 and based in Stamford, Conn., Nightingale & Associates, LLC helps clients implement its recommendations on turnaround and profit-improvement projects. The Company has a strong record of performance in implementing divestiture and asset-recovery assignments. Many of the engagements it works on are large and complex requiring a variety of management and specialized disciplines.

About Metricom
Metricom, Inc. is a high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology commercially available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two other 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.

Statements made or implied in this press release that are not historical facts, including those related to future market conditions, the Company's ability to obtain additional funding or continue its operations, successfully restructure its debt operations or realize any strategic alternatives or successfully emerge from the Chapter 11 proceeding, whether its channel partners and resellers will continue to provide access services to their end user subscribers, the ability of the Company to continue to maintain its operations during the reorganization process, future partners and future viability are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this

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time. All forward-looking statements are subject to risk that the actions or strategies described will not be successfully completed. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission, including risks related to the Company's ability to raise additional funding, could affect the forward-looking statements contained in this press release.